Exhibit 16.1
SMSA Treemont Acquisition Corp.
File No. 000-54096
Form 8-K
Event Date: May 16, 2011
Letterhead of S. W. Hatfield, CPA
May 16, 2011
U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Gentlemen:
On May 16, 2011, the Certified Public Accounting Firm of S. W. Hatfield, CPA received a draft copy of a Form 8-K to be filed by SMSA Treemont Acquisition Corp. (Company) (SEC File #000-54096, CIK #1495898) reporting an Item 4.01 — Changes in Registrant’s Certifying Public Accountant.
We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us.
Yours truly,

/s/ S. W. Hatfield, CPA S. W. Hatfield, CPA Dallas, Texas

Letterhead of S. W. Hatfield, CPA
May 16, 2011
Board of Directors
SMSA Treemont Acquisition Corp.
174 FM 1830
Argyle TX 76226

RE:	SEC File #000-54096 CIK #1495898
Gentlemen:
On May 16, 2011, we received a letter of same date notifying us of our termination as auditor for SMSA Treemont Acquisition Corp. as a result of a change in control and business combination transaction. Additionally, on May 16, 2011, we received a draft copy of a Current Report on Form 8-K reporting the change in control and business combination transaction involving SMSA Treemont Acquisition Corp. (Company) and our dismissal as the Company’s auditor concurrent with the closing of the transaction.
Accordingly, we hereby acknowledge our termination as the auditor of record for SMSA Treemont Acquisition Corp. (SEC File #000-54096, CIK #1495898).
Further, by copy of this letter to the U. S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between SMSA Treemont Acquisition Corp. (SEC File #000-54096, CIK #1495898) has ceased.
Yours truly,

S. W. HATFIELD, CPA

/s/ Scott W. Hatfield Scott W. Hatfield, CPA
SWH/

cc:	Office of the Chief Accountant PCAOB Letter File Securities and Exchange Commission Mail Stop 9-5 100 F Street, NE Washington, DC 20549 fax: 202-772-9252